UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of the Securities and Exchange Act of 1934.

Date of Report (Date of earliest event reported) August 21, 2006

AUTOLIV, INC.
(Exact name of registrant as specified in its chapter)

Delaware (State or other juris- diction of incorporation)	001-12933 (Commission File Number)	51-0378542 (I.R.S. Employer Identification No.)

World Trade Center,
Klarabergsviadukten 70, SE-107 24
Stockholm, Sweden
(Address of principal executive offices)

Registrant's telephone number, including area code +46-8-587 20 600

Not Applicable
(Former name or former address, if changed since last report)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 18, 2006, Autoliv announced the appointment of Mr. Benoit Marsaud as Chief Operating Officer of Autoliv, effective as of September 1, 2006. Mr. Marsaud will hold such office until the next annual meeting of our Board of Directors, his resignation, removal or death. There are no family relationships between Mr. Marsaud and any of our directors or executive officers.

Mr. Marsaud has worked for Autoliv since 1980 in several top-level positions, including President of Autoliv France and Vice President Manufacturing of Autoliv, Inc. As COO he will assume an overall global responsibility for the corporate functions Engineering, Manufacturing, Purchasing, IT and Quality, as well as for Autoliv's five regional organizations and Autoliv Electronics. Mr. Marsaud is 54 years and holds a Master of Science degree from École Nationale Supérieure des Art et Métiers in Paris.

Mr. Marsaud holds 7,546 shares, 25,500 options, and 6,000 Restricted Stock Units ("RSUs") in the Company.

Mr. Marsaud's base salary is Euro 450,000 for 2006 and in addition he is eligible to participate in the Company's annual bonus program and the stock incentive plan. For 2006, Mr. Marsaud has an annual performance bonus of Euro 180,000 with a maximum of Euro 360,000. He will also receive a total of 7,500 stock options and 2,500 RSUs for 2006.

Mr. Marsaud has entered into an Employment Agreement and a Change of Control Agreement with the Company similar in form to those entered into with other executive officers of the Company and previously filed with the Securities and Exchange Commission. The contracts provide for a notice of termination of 18 months and in addition a payment of one year's severance. The Change of Control Agreement provides for benefits under the agreement in the event that during the two-year period following a change of control, the executive terminates the executive's employment for Good Reason (as defined in the agreement) or, during the 30-day period commencing one year after the change of control, for any reason, or the Company terminates the executive's employment without cause (as defined in the agreement), the executive would be entitled to receive an immediate lump sum payment in an amount equal to two and a half time the sum of (i) such executive's then current annual salary, (ii) the average of the bonuses received for the two most recent fiscal years or the bonus for the most recent fiscal year, if higher, and (iii) the taxable value of the benefit of a company car, and (iv) the value of any pension benefits to which the executive would have been entitled to if he remained in service for one year following termination.

Mr. Marsaud has the right to retire at the age of 60. The Company pays pension benefit premiums for Mr. Marsaud in accordance with customary French practice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date August 21, 2006	AUTOLIV, INC. (Registrant)
/s/Jörgen Svensson Jörgen Svensson Vice President - Legal Affairs, General Counsel and Secretary